UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2012

PARKER DRILLING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-07573	73-0618660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 100 Houston, Texas		77046
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 406-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.

The information included or incorporated by reference in Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Company

On December 14, 2012, the Company entered into a new credit agreement dated as of December 14, 2012 (the “Credit Agreement”) with the Company as Borrower, Bank of America, N.A., as Administrative Agent and L/C Issuer, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), NATIXIS, New York Branch, Wells Fargo Bank, N.A., and Whitney Bank as Co-Documentation Agents, and Merrill Lynch, Fenner & Smith Incorporated as Sole Lead Arranger and Book Manager. The Credit Agreement is an amendment and restatement of the Company’s Credit Agreement dated as of May 15, 2008, as amended.

The obligations of the Company under the Credit Agreement are guaranteed by substantially all of the Company’s domestic subsidiaries, except for domestic subsidiaries owned by foreign subsidiaries, project finance subsidiaries and certain immaterial subsidiaries, each of which has executed a guaranty as a subsidiary guarantor. The Credit Agreement has a term of five years.

The Credit Agreement provides for a five year senior secured $80 million revolving credit facility (“Revolving Credit Facility”) and a senior secured term loan facility of up to $50 million (“Term Loan Facility”). All borrowings under the Term Loan Facility must occur on or before June 15, 2013. The Company will be able to use up to $50 million of the Revolving Credit Facility to obtain letters of credit and the unused balance for general corporate purposes. The Company will have the option to increase the Credit Agreement an additional $50 million, subject to the agreement of existing or new Lenders. Extensions of credit to the Company in the form of term loans, revolving credit loans and letters of credit are subject to a borrowing base calculation determined based on a percentage of eligible accounts receivable, certain specified barge drilling rigs and eligible rental equipment of the Company and its subsidiary guarantors. The Term Loan Facility is subject to quarterly amortization of principal, beginning with the quarter ending on March 31, 2013, in equal installments of $2.5 million.

The extensions of credit under the Credit Agreement are secured by a pledge of the stock of all of the subsidiary guarantors, certain immaterial domestic subsidiaries and first-tier foreign subsidiaries, all receivables of the Company and the subsidiary guarantors, a naval mortgage on certain eligible barge drilling rigs owned by a subsidiary guarantor and the inventory and equipment of Quail Tools, L.P., a subsidiary guarantor, and other tangible and intangible assets of the Company and the subsidiaries.

At the option of the Company, borrowings under the Credit Agreement may be Base Rate Loans or Eurodollar Rate Loans. Each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each interest period at a rate per annum equal to the Eurodollar Rate for such interest period plus the Applicable Rate (as defined below) for the Revolving Credit Facility or the Term Loan Facility, as applicable. Each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility or the Term Loan Facility, as applicable. The Base Rate is a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.00%. The Eurodollar Rate is a rate per annum determined by the Administrative Agent pursuant to the following formula:

EurodollarRate	=	EurodollarBaseRate
1.00 – Eurodollar Reserve Percentage

The Applicable Rate means (a) in respect of the Term Loan Facility, 2.00% per annum for Base Rate Loans and 3.00% per annum for Eurodollar Rate Loans, and (b) in respect of the Revolving Credit Facility, (i) from the closing date to the date on which the Administrative Agent receives a Compliance Certificate for the fiscal quarter ending December 31, 2012, 1.50% per annum for Base Rate Loans and 2.50% per annum for Eurodollar Rate Loans, and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio (as defined below) as set forth in the most recent Compliance Certificate submitted by the Company and received by the Administrative Agent:

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Loans and Letters of Credit	Base Rate Loans
1	< 2.50: 1	2.50%	1.50%
2	≥ 2.50:1 but < 3.50: 1	2.75%	1.75%
3	≥ 3.50: 1	3.00%	2.00%

As of the closing of the Credit Agreement on December 14, 2012, there were $4,526,840 of letters of credit outstanding, $50,000,000 of terms loans outstanding and no revolving credit loans outstanding.

The Credit Agreement includes customary affirmative and negative covenants, such as limitations on the creation of new indebtedness and on certain liens, restrictions on certain transactions and payments (including payment of dividends) and maintenance of certain ratios and coverage tests. A default under the Credit Agreement may be triggered by events such as a failure to comply with financial covenants or other covenants, a failure to make payments when due, a change in control of the Company or certain insolvency proceedings. A default would permit the Lenders to restrict the Company’s access to the Credit Agreement and to take possession of the collateral to satisfy any outstanding loans or letters of credit.

Item 3.03. Material Modification to Rights of Security Holders

The Credit Agreement prohibits the Company from paying cash dividends to shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY

Date: December 20, 2012	By:	/s/ JON-AL DUPLANTIER
Jon-Al Duplantier
Senior Vice President and General Counsel

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